                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                   UST CORP.
                (Name of Registrant as Specified In Its Charter)

                                   UST CORP.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[UST CORP. LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS
                            ------------------------
                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held in the Auditorium located on the twelfth floor at 40 Court Street, Boston, Massachusetts, on Tuesday, the 19th day of May, 1998 at 10:00 o'clock in the morning for the following purposes:

          1. To elect six Directors of the Company, each of whom will serve for a three-year term, leaving two vacancies which may be filled later by the Board of Directors;

          2. To approve, upon the recommendation of the Board of Directors, the Company's new Annual Incentive Plan; and

          3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

     The close of business on March 27, 1998 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 15, 1998.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                          By order of the Board of Directors

                                          /s/ Eric R. Fischer
                                          -----------------------------
                                          Eric R. Fischer, Clerk


April 15, 1998

[UST CORP. LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998


                                                                  April 15, 1998

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 19, 1998, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

     The financial statements for the Company for the fiscal year ended December 31, 1997, together with corresponding financial information for the previous fiscal year, are contained in the Annual Report to UST Corp. Stockholders for the year ended December 31, 1997 (the "Annual Report"), which includes the Company's Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K for the year ended December 31, 1997 (the "10-K Report"). A copy of the Company's Annual Report and 10-K Report has been previously mailed or will be mailed simultaneously herewith to all stockholders.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her Proxy is not limited by, or subject to, compliance with any specified formal procedure. Each stockholder may revoke his or her Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted "for" the election of the six nominees for Director positions listed therein and "for" the approval of the Company's new Annual Incentive Plan. The enclosed Proxy confers discretionary authority on William Schwartz, Eric R. Fischer and James K. Hunt (or their substitutes), acting singly, to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter or matters in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparation, assembly and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and Directors of the Company as well as representatives of Morrow & Co., professional proxy solicitors, may solicit Proxies by personal interview, by telephone, by facsimile or by telecopy. Employees and Directors of the Company will not receive additional compensation for such efforts, and Morrow & Co. is expected to receive approximately $6,000, plus out-of-pocket expenses, for such solicitation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting, except that votes cast by employees of the Company and/or its subsidiaries shall be held confidential.

     As of March 31, 1998, the Company had outstanding 29,817,577 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 14,908,789 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.

                     PERSONS TO BE NOMINATED BY MANAGEMENT
                           FOR ELECTION AS DIRECTORS
                                (NOTICE ITEM 1)

     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number as is fixed by the Directors, divided into three classes as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at twenty-four (24). The Board of Directors has the power to fill vacancies and to change the size of the Board at any time. The Board of Directors, following the recommendation of the Nominating Committee, has recommended the following six nominees (all of whom are currently Directors) to fill the six positions, each of whom, if elected, will hold office for a three-year term until the 2001 Annual Meeting of Stockholders and until his or her successor is chosen and qualified. In addition, this recommendation contemplates that two positions on the Board of Directors expiring in 1998 will remain vacant and may be filled later by the Board of Directors. Subject to receipt of the requisite regulatory approvals, it is expected that upon the consummation of the proposed acquisitions by the Company of Affiliated Community Bancorp, Inc. and Somerset Savings Bank, some or all of these vacancies are likely to be filled by individuals who currently serve on the respective Boards of Directors of Affiliated Community Bancorp, Inc. and Somerset Savings Bank. Unless otherwise specified, Proxies will be voted in favor of the six nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Annual Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election of those one or more individuals.

     On March 17, 1998, the Board of Directors, upon the recommendation of the Nominating Committee, established a mandatory retirement age of seventy (70) years for members of the Board of Directors. This mandatory retirement age policy for the Board of Directors does not affect senior officers of the Company or USTrust, its lead banking subsidiary, who serve on the Board of Directors of the Company. Each Director who is currently 70 or more years of age will remain a Director until his or her term of office expires, at which time he or she will not be eligible to be nominated for re-election. Pursuant to the new policy, Directors who are currently less than 70 years old and who are re-elected to the Board will retire on the date of their 70th birthday if they attain age 70 during the course of their term. One of the nominees for election at this Meeting is Mr. Sydney L. Miller who will attain age 70 during the course of his term and accordingly will retire on the date of his 70th birthday, December 8, 1999. Mr. Wallace M. Haselton, who has served for almost 27 years as a Director of the Company, will retire as a Director when his term expires on the date of the Annual Meeting of Stockholders, currently scheduled for May 19, 1998.

                                DIRECTOR OF THE     POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                    COMPANY            COMPANY), COMMITTEE MEMBERSHIPS AND
NAME (AGE)                           SINCE        OFFICES WITH THE COMPANY AND ITS SUBSIDIARIES
----------                      ---------------   ---------------------------------------------
Chester G. Atkins (50)........       1997         Member, Audit Committee; Director, USTrust

Robert L. Culver (49).........       1993         Chairman, Audit Committee and Member,
                                                    Executive and Compensation Committees;
                                                    Director, USTrust

Neal F. Finnegan (60).........       1993         President and Chief Executive Officer of the
                                                    Company and Chairman, President and Chief
                                                    Executive Officer of USTrust; Chairman of
                                                    the Executive Committee of United States
                                                    Trust Company; Member, Executive and
                                                    Nominating Committees; Director, USTrust
                                                    and United States Trust Company

Sydney L. Miller (68).........       1995         Chairman, Community Reinvestment Committee;
                                                    Member, Executive and Audit Committees;
                                                    Director, USTrust and United States Trust
                                                    Company

Barbara C. Sidell (64)........       1995         Member, Asset Quality Committee; Director,
                                                    USTrust and United States Trust Company

Paul D. Slater (63)...........       1980         Chairman, Asset Quality Committee; Vice
                                                    Chairman, Compensation Committee; Member,
                                                    Executive Committee; Director, USTrust

     Mr. Atkins is a Director of ADS Ventures, Inc. of Concord, Massachusetts (strategic marketing and related advisory services). Mr. Atkins is also the former United States Congressman from the 5th Congressional District of Massachusetts. Mr. Culver is Executive Vice President and Chief Financial Officer of Cabot Corporation (manufacturer of carbon black and related products). From 1991 to March 1997, Mr. Culver served as Senior Vice President and Treasurer of Northeastern University in Boston, Massachusetts. Mr. Finnegan is President and Chief Executive Officer of UST Corp. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and Chairman of the Executive Committee of United States Trust Company. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. During the period from 1986 to 1988, he was President and Chief Operating Officer of the Bowery Savings Bank, based in New York, New York. From 1983 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Sydney L. Miller is President of Harry Miller Co., Inc. and W.E. Palmer Company (manufacturers of industrial canvas products) and serves as trustee for two real estate trusts. Ms. Sidell is an attorney who has served as a Director of various subsidiaries of the Company since 1969. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts. Mr. Slater now serves as President of Naples Downtown Corp. in Naples, Florida.

     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.

                               DIRECTOR
                                OF THE     POSITIONS (IN ADDITION TO DIRECTOR OF THE COMPANY),    TERM OF
                                COMPANY        COMMITTEE MEMBERSHIPS AND OFFICES WITH THE         OFFICE
NAME (AGE)                       SINCE                COMPANY AND ITS SUBSIDIARIES              WILL EXPIRE
----------                     ---------   ---------------------------------------------------  -----------
David E. Bradbury (51).......    1997      Member, Executive and Asset Quality Committees;         2000
                                           Director, USTrust

Robert M. Coard (71).........    1995      Member, Community Reinvestment and Public Affairs       2000
                                           Committees; Director, USTrust

Alan K. DerKazarian (64).....    1995      Member, Nominating and Public Affairs Committees;       2000
                                           Director, USTrust

Donald C. Dolben (61)........    1995      Chairman, Compensation Committee; Member, Asset         2000
                                           Quality and Executive Committees; Director, USTrust

Edward Guzovsky (71).........    1995      Member, Audit Committee; Director, USTrust              1999

Brian W. Hotarek (51)........    1994      Member, Asset Quality and Nominating Committees;        1999
                                           Director, USTrust

Francis X. Messina (72)......    1988      Member, Compensation and Community Reinvestment         2000
                                           Committees; Director, USTrust

Vikki L. Pryor (44)..........    1995      Vice Chairman, Audit Committee; Member, Community       1999
                                           Reinvestment Committee; Director, USTrust

Gerald M. Ridge (69).........    1982      Chairman, Public Affairs Committee; Member,             1999
                                           Executive, Asset Quality, and Nominating
                                           Committees; Vice Chairman and Director, USTrust

William Schwartz (65)........    1981      Chairman of the Board of Directors of the Company;      1999
                                           Chairman, Executive Committee; Director, USTrust

James V. Sidell (67).........    1967      Member, Public Affairs Committee                        2000

Edward J. Sullivan (77)......    1995      Member, Asset Quality and Public Affairs                1999
                                           Committees; Director, USTrust

G. Robert Tod (58)...........    1997      Member, Nominating Committee; Director, USTrust         2000

Michael J. Verrochi, Jr.         1974      Chairman, Nominating Committee; Member, Executive       1999
  (58).......................              Committee; Director, USTrust

Gordon M. Weiner (74)........    1995      Member, Audit, Community Reinvestment and               1999
                                           Compensation Committees; Director, USTrust

     Mr. Bradbury is the President of Walden Partners, Inc. (a private investment company). Mr. Bradbury was formerly the Chairman of the Board, President, and Chief Executive Officer of Walden Bancorp, Inc. which was acquired by the Company on January 3, 1997. Mr. Coard is President and Chief Executive Officer of the Action for Boston Community Development, Inc. Dr. DerKazarian is a practicing periodontist. Dr. DerKazarian also serves as Vice President of Dental Management Inc. and Dental Services P.C. of Cambridge, Massachusetts. Mr. Dolben is a Realtor and serves as Chairman of The Dolben Company, Inc., President of William H. Dolben & Sons, Inc. and President of Dolben Equities, Inc. Mr. Guzovsky is a consulting electrical engineer whose office is located in Norwood, Massachusetts. Mr. Guzovsky is a former Director of Wolf Construction Company in Norwood, Massachusetts and former Chairman of JWP New England (electrical and mechanical contractors). Mr. Hotarek has been Executive Vice President and Chief Financial Officer of the Stop & Shop Supermarket Company since March, 1997. Prior to March, 1997, he served as Senior Vice President, Real Estate and Development for the Stop & Shop Supermarket Company. Mr. Messina serves as President of Wildwood Estates of Braintree, Inc. (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construc-

tion). Ms. Pryor has been an independent business consultant since mid-1997. Prior to that time, she served as Senior Vice President, Customer Operations and Service for Blue Cross Blue Shield of Massachusetts in Boston, Massachusetts. Mr. Ridge is a Vice Chairman of USTrust and President of Blue Hill Cemetery and
G. M. Ridge Corporation (athletic club). Mr. Schwartz is Vice President/Academic Affairs (Chief Academic Officer) of Yeshiva University in New York City. He also serves as Chairman of the Board of Directors of the Company. Mr. Schwartz is of counsel to the New York, New York law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc. and Viacom International, Inc., (diversified media, publishing and entertainment holding companies) and a Member of the Advisory Council of W.C.I. Steel, Inc. (steel manufacturer). Mr. Sidell is Managing Director, Corporate Finance for Fector Detwiler & Company, Inc. (investment banker/broker-dealer). Prior to April 1, 1993, Mr. Sidell was President and Chief Executive Officer of the Company. Mr. Sullivan has been the Clerk of Courts for Middlesex County, Massachusetts since 1959. Mr. Sullivan also owns an insurance agency and a trucking and snow removal business all based in Cambridge, Massachusetts. Mr. Tod is the President and Chief Operating Officer of the CML Group, Inc. (a retailer of specialty items, including Nordic Track products) located in Acton, Massachusetts. He is also a Director of SCI Systems, Inc. of Huntsville, Alabama (electronic equipment manufacturer), and EG&G, Inc. of Wellesley, Massachusetts (scientific instruments manufacturer). Mr. Verrochi serves as Executive Vice President of Browning-Ferris Industries, Inc. (waste management); Director of American Ref-Fuel, Inc. (refuse to energy); President and Director of Monadnock Mountain Spring Water Inc., Abita Water Co. and EVC Corp. (producers of bottled water); Director, Vice President and Treasurer of VRT Corp. (real estate development and construction); Director of Marshfield Insurance Co., Inc.; Director of Universal Construction Inc.; and as a trustee of several real estate trusts. Mr. Weiner has his own practice as an Attorney-at-Law in Gloucester, Massachusetts and prior to 1991 was associated with the law firm of Cahill, Weiner & Conant of Gloucester, Massachusetts.

     Except as indicated above, each Director has been employed during the past five years in his or her respective positions.

     In case any person or persons named herein for election as a Director is or are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. Other than as noted in the following sentence, the Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable. Pursuant to the new policy, Directors who are currently less than 70 years old and who are re-elected to the Board will retire on the date of their 70th birthday if they attain age 70 during the course of their term. One of the nominees for election at this meeting is Mr. Sydney L. Miller who will attain age 70 during the course of his term and accordingly will retire on the date at his 70th birthday, December 8, 1999.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Executive Committee, Audit Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Asset Quality Committee and Public Affairs Committee. Members of each committee consist of Directors of the Company except that the Audit Committee includes Directors of banking subsidiaries of the Company and the Community Reinvestment Committee includes Directors of banking subsidiaries of the Company as well as Executive Officers of banking subsidiaries of the Company.

     The Executive Committee is authorized to act on behalf of the Board and to exercise all of the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law. The Committee met once in 1997. The current members of the Executive Committee are Mr. Schwartz (Chairman), Mr. Bradbury, Mr. Culver, Mr. Dolben, Mr. Finnegan, Mr. Miller (also a Director of United States Trust Company), Mr. Ridge, Mr. Slater and Mr. Verrochi.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations with respect to internal controls and compliance that may be made from time to time. It also reviews risks related to litigation against the Company and the activities and reports of the internal Loan Review Department of the Company and its subsidiaries. There were nine meetings of the Audit Committee during 1997. Mr. Culver serves as Chairman and Ms. Pryor serves as Vice Chairman of the Committee. Mr. Atkins, Mr. Guzovsky, Mr. Miller (also a Director of United States Trust Company) and Mr. Weiner also currently serve on the Audit Committee.

     The Compensation Committee has five members. Mr. Dolben serves as Chairman and Mr. Slater serves as Vice Chairman of the Committee. Mr. Culver, Mr. Messina and Mr. Weiner also currently serve on the Committee. The Committee considers and, when appropriate, makes determinations or recommendations to the Board regarding employee and Director compensation (including employee and Director stock compensation) matters. The Committee met eight times in 1997.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There were two meetings of the Nominating Committee during 1997. Mr. Verrochi (Chairman), Dr. DerKazarian, Mr. Finnegan, Mr. Hotarek, Mr. Ridge and Mr. Tod currently serve on the Nominating Committee.

     The Nominating Committee considers candidates for Director of the Company recommended by Directors, officers and stockholders of the Company. Persons desiring to suggest candidates for the 1999 Annual Meeting should advise Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before December 16, 1998 and include sufficient biographical material to permit an appropriate evaluation.

     The Company's Community Reinvestment Committee's current members are Mr. Miller (Chairman and also a Director of United States Trust Company), Mr. Coard, Mr. Domenic Colasacco (Director of United States Trust Company), Mr. Walter E. Huskins, Jr. (an Executive Officer of USTrust), Mr. Messina, Ms. Pryor, Mr. Arthur F.F. Snyder (Director of United States Trust Company) and Mr. Weiner. The Committee held four meetings in 1997. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help to meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     The Board also has an Asset Quality Committee which oversees management's efforts to keep the Company's non-performing assets at a low level. The Committee met eleven times in 1997. It is chaired by Mr. Slater and its members include Mr. Bradbury, Mr. Dolben, Mr. Hotarek, Mr. Ridge, Ms. Sidell, and Mr. Sullivan.

     In 1996, the Company organized a Public Affairs Committee which reviews the public relations activities of the Company as well as positions, if any, taken by the Company with regard to public policy issues. The Committee met once in 1997. It is chaired by Mr. Ridge and its members include Mr. Coard, Dr. DerKazarian, Mr. Sidell and Mr. Sullivan.

     During 1997, there were fifteen meetings of the Board of Directors of the Company. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served.

DIRECTORS' FEES AND OTHER COMPENSATION

     Directors of the Company who are not otherwise full-time Officers or employees of the Company or any of its subsidiaries are paid a fee of $250 for each meeting of the Company's Board and of the USTrust and United States Trust Company Boards they attend, plus an annual stipend which in 1997 was $15,000. In addition, in 1997, Directors (other than full-time employees of the Company) received the following additional committee fees:

i)    Executive Committee................  $250 per meeting (except Chairman who receives
                                           $500 per meeting)

ii)   Nominating Committee...............  $500 per meeting

iii)  Audit Committee....................  $250 per meeting (except Chairman who receives
                                           $500 per meeting and $500 per diem for work on
                                           committee matters when a meeting is not held)

iv)   Compensation Committee.............  $250 per meeting (except Chairman who receives
                                           $500 per meeting and $500 per diem for work on
                                           committee matters when a meeting is not held)

v)    Asset Quality Committee............  $250 per meeting (except Chairman who receives
                                           $500 per meeting)

vi)   Community Reinvestment Committee...  $250 per meeting (except Chairman who receives
                                           $500 per meeting)

vii)  Public Affairs Committee...........  $250 per meeting (except Chairman who receives
                                           $500 per meeting)

     Instead of receiving a retainer or meeting fees, Mr. Schwartz received a stipend of $60,000 in 1997 for his services as Chairman of the Board of Directors. In 1997, Mr. Ridge received a stipend of $55,000 for services performed in his capacity as Vice Chairman of USTrust, also in lieu of a retainer or meeting fees.

     At the Annual Meeting of Stockholders in 1995, the 1995 Directors' Stock Option Plan was approved by the Company's stockholders. Pursuant to that Plan, outside Directors of the Company and USTrust received options to acquire shares at the market price ($12.875) on the date of the meeting, May 16, 1995. Options were granted as follows: individuals who were Directors of both the Company and USTrust received 7,500 options; individuals who were solely Directors of the Company received 5,100 options; individuals who were solely honorary Directors of the Company received 4,500 options; and individuals who were solely Directors of USTrust received 3,000 options. These options vested during 1997. In addition to the foregoing, in May 1996, at the Annual Meeting of Stockholders, the Company's stockholders approved the 1996 Directors' Stock Option Plan which granted outside Directors of the Company 5,000 immediately exercisable options at $13.438, the market price on May 21, 1996, the date of the Annual Meeting of Stockholders.

     The Company also maintains a deferred compensation program which covers Directors of the Company and Directors of any subsidiary of the Company whose Board of Directors elects to participate. Under this program, Directors may elect to defer all or any portion of their Directors' meeting fees and annual stipend. Each participant is treated as a general, unsecured creditor of the Company and has the right to receipt of his other deferred compensation upon termination of Director status. Payments of the deferred amounts are made in shares of Common Stock of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by requirements of the Securities and Exchange Commission (the "Named Executive Officers"). Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Common Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All 1997 year-end values shown in these tables for outstanding Common Stock options and Restricted Common Stock shares reflect a $27.750 price, which was the closing price of the Common Stock for December 31, 1997, as reported in the Nasdaq section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM COMPENSATION
                                                                      AWARDS
                                        ANNUAL               ------------------------
                                     COMPENSATION            RESTRICTED    SECURITIES
                             ----------------------------      STOCK       UNDERLYING     ALL OTHER
                                      SALARY      BONUS       AWARD(S)      OPTIONS/     COMPENSATION
                             YEAR       $           $          ($)(A)       SARS(#)         ($)(B)
                             ----    --------    --------    ----------    ----------    ------------
Neal F. Finnegan(C)........  1997    $494,128    $380,000     $219,375       50,000        $11,659
President and Chief
Executive Officer of         1996    $374,358    $360,000           --           --        $ 5,049
the Company                  1995    $314,851    $150,000     $604,688      150,000        $ 3,669

Domenic Colasacco(D).......  1997    $236,769    $600,000           --           --        $11,659
Executive Vice President/    1996    $236,769    $575,000           --           --        $ 5,049
Trust and Investment         1995    $236,735    $575,000           --           --        $ 3,669
Management of the Company;
Chairman and President,
United States Trust Company

James K. Hunt(E)...........  1997    $237,302    $ 80,000     $188,906       10,000        $ 6,859
Executive Vice President
and Chief Financial          1996    $211,476    $ 80,000     $ 66,300       37,500        $ 2,049
Officer of the Company       1995    $186,104    $ 25,000           --           --        $ 1,728

Robert T. McAlear(F).......  1997    $217,071    $ 40,000           --       10,000        $11,659
Executive Vice               1996    $214,486    $ 65,000           --       32,500        $ 5,049
President/Banking            1995    $212,460    $ 40,000           --           --        $ 3,669
Operations and Acquisition
Integration of the Company

Kathie S. Stevens(G).......  1997    $211,162    $ 30,000           --       10,000        $11,659
Executive Vice               1996    $202,579    $ 50,000           --       12,500        $ 5,049
President/Credit and         1995    $202,551    $ 15,000           --           --        $ 3,669
Controlled Loans and Senior
Lending Officer of the
Company

---------------
(A) With respect to Mr. Finnegan's 1995 and 1997 awards see footnote C below. As of December 31, 1997 each of the Named Executive Officers held the following number of shares of Restricted Common Stock having the corresponding year-end market value:

                                                AS OF DECEMBER 31, 1997
                                              ---------------------------
                                                  TOTAL
                                                 NUMBER        AGGREGATE
                                              OF RESTRICTED      MARKET
NAME                                           SHARES HELD       VALUE
----                                          -------------    ----------
Neal F. Finnegan............................     40,800        $1,132,200
Domenic Colasacco...........................          0                 0
James K. Hunt...............................      7,800        $  216,450
Robert T. McAlear...........................          0                 0
Kathie S. Stevens...........................          0                 0

     These shares are forfeitable to the Company and subject to restrictions on transfer. Upon grant the recipient has full voting and dividend rights with respect to all shares granted. Other than the January, 1995 grant to Mr. Finnegan described in footnote C below, the shares of Restricted Common Stock vest over periods which vary from two to five years, subject to acceleration in the event of a "change of control" of the Company. The grants to Mr. Hunt vest over a period of two years. To reflect the one year extension of his Employment Agreement, Mr. Finnegan also received a 10,800 share Restricted Common Stock award in early 1997 which provides him with Restricted Common Stock for the additional year of his contract on a basis consistent with the prior years of his contract period.

(B) The amounts reported for 1997 for each of the Named Executive Officers consist of allocations under the Company's Employee Stock Ownership Plan and the Company's Employee Savings Plan (including a distribution of forfeitures in 1997 under the Employee Savings Plan) as indicated below:

                                            EMPLOYEE STOCK      EMPLOYEE
                   NAME                     OWNERSHIP PLAN    SAVINGS PLAN
                   ----                     --------------    ------------
Neal F. Finnegan..........................      $3,084           $8,575
Domenic Colasacco.........................      $3,084           $8,575
James K. Hunt.............................      $3,084           $3,775
Robert T. McAlear.........................      $3,084           $8,575
Kathie S. Stevens.........................      $3,084           $8,575

     As of December 31, 1997, the Company's Employee Stock Ownership Plan was merged into the Company's Employee Savings Plan.

(C) The Company entered into an Employment Agreement with Mr. Finnegan effective November 21, 1995 and (after a one year extension agreed to by the Company and Mr. Finnegan in 1996) ending January 4, 2000, and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. Pursuant to this Agreement, Mr. Finnegan receives a base salary (which, as of January 1, 1998, was increased from $480,000 to $520,000) and receives stock compensation described herein. The award was based on a price per share of Common Stock of $9.625 per share which reflects the closing price of the Company's Common Stock on December 20, 1994. The 1995 Restricted Common Stock award of $604,688 granted to Mr. Finnegan was calculated at $13.4375 per share while the 150,000 options were granted at an exercise price of $14.4375 per share. In addition, on January 2, 1997, Mr. Finnegan was granted a total of 50,000 stock options, with a per share exercise price of $20.3125, the fair market value at the close of trading on January 2, 1997, as reported by The Wall Street Journal. The options became fully vested in 1997. As part of the Amendment to his Employment Agreement and to reflect the one year extension of said Agreement, Mr. Finnegan was granted a total of 10,800 shares of Restricted Common Stock which shall vest on January 2, 1999, providing him with Restricted Common Stock for the additional year of his contract on a basis consistent with the prior years of his contract period. See "Employment Agreements."

(D) As of January 1, 1995, the Company and USTC entered into an Employment Agreement with Mr. Colasacco. This Employment Agreement contains information related to, among other matters, Mr. Colasacco's incentive compensation. Mr. Colasacco's Employment Agreement is described under "Employment Agreements."

(E) Mr. Hunt entered into a restated and amended two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements."

(F) Mr. McAlear entered into a two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements."

(G) Ms. Stevens entered into a two-year Employment Agreement dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements."

                            STOCK-BASED COMPENSATION

     The Stock Compensation Plan originally adopted in 1992, as amended to date, provides for granting of Incentive Stock Options, Nonqualified Stock Options and Restricted Common Stock Awards or a combina-tion of the foregoing as a means by which the Company seeks to attract and retain highly qualified Officers and attract and encourage able persons to enter into and remain in the Company's and its subsidiaries' employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between stockholders and key employees.

     The following table provides details regarding stock options granted to the Named Executive Officers in 1997 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1997 for the Named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.

                             OPTION GRANTS IN 1997

                                      INDIVIDUAL GRANTS
                                    ---------------------
                       NUMBER OF       % OF                                           POTENTIAL REALIZABLE VALUE
                       SECURITIES     TOTAL                   MARKET                    AT ASSUMED ANNUAL RATES
                       UNDERLYING    OPTIONS                 VALUE ON                 OF STOCK PRICE APPRECIATION
                        OPTIONS     GRANTED TO   EXERCISE     GRANT                       FOR OPTION TERM(C)
                        GRANTED     EMPLOYEES     PRICE        DATE      EXPIRATION   ---------------------------
                         (#)(A)      IN 1997     ($/SH.)    ($/SH.)(B)      DATE      0%       5%         10%
                       ----------   ----------   --------   ----------   ----------   ---   --------   ----------
Neal F. Finnegan.....    50,000       25.87%     $20.3125    $20.3125      1/2/07      --   $638,721   $1,618,645
Domenic Colasacco....        --          --            --          --          --      --         --           --
James K. Hunt........    10,000        5.17%     $20.3125    $20.3125      1/2/07      --   $127,744   $  323,729
Robert T. McAlear....    10,000        5.17%     $20.3125    $20.3125      1/2/07      --   $127,744   $  323,729
Kathie S. Stevens....    10,000        5.17%     $20.3125    $20.3125      1/2/07      --   $127,744   $  323,729

---------------

(A) Options vested immediately as of the date of the grant.

(B) Closing price of Common Stock of the Company on the date of the grant.

(C) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.

     The following table shows stock option exercises by the Named Executive Officers during 1997, including the aggregate value realized upon exercise. "Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised underlying both "exercisable" (i.e. vested) and "unexercisable" (i.e. unvested) stock options as of December 31, 1997. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $27.750.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                          YEAR-END 1997 OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY, OPTIONS
                           SHARES                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                          ACQUIRED      VALUE     ---------------------------   ---------------------------
                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         -----------   --------   -----------   -------------   -----------   -------------
Neal F. Finnegan.......     9,000      $175,217     402,667        33,333       $6,601,836      $247,914
Domenic Colasacco......        --            --          --            --               --            --
James K. Hunt..........    10,000      $157,103      55,500            --       $  749,554            --
Robert T. McAlear......    11,100      $192,169      61,700            --       $  865,444            --
Kathie S. Stevens......     4,000      $ 68,000      80,200            --       $1,279,694            --

                              RETIREMENT BENEFITS

     The following table presents the years of service to the Company and the 1997 remuneration covered by the Company's Pension Plan and Supplemental Retirement Benefit Plan for the five Executive Officers with regard to whom information is provided in the Executive Compensation Table.

                                                 CURRENT          COVERED
                                             YEARS OF SERVICE   REMUNERATION
                                             ----------------   ------------
Neal F. Finnegan...........................          5            $480,000
Domenic Colasacco..........................         24            $225,375
James K. Hunt..............................          4            $225,000
Robert T. McAlear..........................          7            $203,900
Kathie S. Stevens..........................         12            $200,000

     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified "final average" base salary and years of service classifications.

                                                         YEARS OF SERVICE
                                                 ---------------------------------
                  BASE SALARY                       15         20      25 AND OVER
                  -----------                    --------   --------   -----------
$100,000.......................................  $ 30,000   $ 40,000    $ 50,000
 125,000.......................................    37,500     50,000      62,500
 150,000.......................................    45,000     60,000      75,000
 175,000.......................................    52,500     70,000      87,500
 200,000.......................................    60,000     80,000     100,000
 225,000.......................................    67,500     90,000     112,500
 250,000.......................................    75,000    100,000     125,000
 300,000.......................................    90,000    120,000     150,000
 400,000.......................................   120,000    160,000     200,000
 450,000.......................................   135,000    180,000     225,000
 500,000.......................................   150,000    200,000     250,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code on the amount of such benefits payable, any balance of benefits otherwise payable under such plans will be provided by the Company to eligible Officers pursuant to a Supplemental Retirement Benefits Plan adopted by the Board of Directors. As of December 31, 1997, all individuals named in the Summary Compensation Table were covered by the Supplemental Retirement Benefits Plan. In addition, as of January 1, 1997, all individuals named in the Summary Compensation Table except Mr. Colasacco were covered by the Executive Policy Committee Supplemental Plan. This plan is a supplemental retirement plan which provides a maximum benefit equal to 50% of five year average compensation. For purposes of this plan, compensation includes bonus.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1997, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors salary and bonus amounts and stock award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to: (i) compensate Executive Officers based upon corporate, business unit and individual performance; (ii) motivate Executive

Officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable (and in the aggregate at approximately the 60th percentile when compared to those of the Company's peer group competitors) as described below under "Salary"; and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     In 1997, executive compensation was composed of base salary, discretionary annual incentive awards, long-term incentive opportunities in the form of stock options and Restricted Common Stock, and benefits typically offered to executives by the Company's peer group competitors. Generally, (except as noted below with respect to the key executives of USTC's Asset Management Division) as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels are determined by the Compensation Committee, using its discretion and considering both objective and subjective criteria.

     In 1996, the Compensation Committee adopted a written "UST Corp. Executive Compensation Philosophy" (the "Compensation Philosophy"). The Compensation Philosophy utilizes comparable peer company data surveys conducted by Watson Wyatt Worldwide, the Company's independent employee benefit and compensation consultants, and calls for procedures under which: (i) base salary shall be set so that the targeted positioning is the 60th percentile for each position, based on asset size or such other scope criteria. Actual base salary for an individual relative to the target pay shall be determined based on the individual's unique background, experiences, personal skills and abilities as well as the business challenges facing the Company which require the use of such attributes or skills; (ii) annual incentive targets shall be set at levels which approximate the 60th percentile of total compensation, so as to drive and reward consistent improvement in performance. The same surveys and peer company data used to establish salary ranges are to be used to calibrate incentive earning potential. Performance goals may be set at levels which approximate the 75th percentile of total compensation; and (iii) the annualized value of long-term incentive targets shall be set at levels which approximate the 60th percentile of the competitive total compensation, so as to drive and reward consistent improvement in performance and shareholder value. Peer company data will be used to calibrate long-term incentive earning potential. Performance goals may be set at levels which approximate the 75th percentile of competitive total direct compensation values.

     Mr. Colasacco and the other key executives of USTC's Asset Management Division are compensated primarily through a cash-based, revenue sharing arrangement which is generally based upon gross revenues earned by the Division. See "Employment Agreements" below with respect to Mr. Colasacco's Employment Agreement.

     Over the five years since Mr. Finnegan joined the Company in April, 1993, he has selected a senior management team composed of newly-hired and previously employed members of the Executive Policy Committee to direct the activities of the Company. See "Executive Officers of the Company" below for a full listing of the current Executive Policy Committee members' names, principal responsibilities and backgrounds. The Compensation Committee has granted substantial stock compensation to Mr. Finnegan and the other members of the Executive Policy Committee of the Company in order to align more closely the economic interests of these Officers with those of the Company's stockholders.

GENERAL BACKGROUND

     As indicated in the Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, the five-year performance (including reinvestment of dividends) of the Company's Common Stock has lagged behind the Keefe, Bruyette & Woods ("KBW") New England Bank Index. Over much of the same period, the Company's Common Stock has out-performed the Standard & Poor's 500 Index.

     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's compensation reported for 1997, and its general policies with respect to the other Named Executive Officers in the Summary Compensation Table. Mr. Finnegan served as Chief Executive Officer throughout 1997.

SALARY

     The Employment Agreement between Mr. Finnegan and the Company dated as of November 21, 1995 was amended as of January 2, 1997 (the "Amendment"). The Compensation Committee increased Mr. Finnegan's base salary from $480,000 to $520,000 effective January 1, 1998. Based upon salary surveys of approximately 35 similarly-sized regional and national bank holding companies provided to the Compensation Committee, and advice provided by Watson Wyatt Worldwide, this base salary was and continues to be competitive with the base salaries of Chief Executive Officers of the banks and bank holding companies surveyed.

1997 CASH BONUS AWARDS

     Mr. Finnegan received a $380,000 cash bonus in late 1997 and early 1998 to reflect his performance during 1997 (which is reflected in the Summary Compensation Table), based upon a subjective determination of the Compensation Committee, considering in particular the excellent financial performance of the Company in 1997, the increase in the share price of the Company's Common Stock and the significant increase in the asset size and the complexity of the Company as a result of acquisitions and the integration of a significant branch purchase transaction completed at the end of 1996. Under the matching contribution feature of UST Corp.'s Employee Savings Plan, Mr. Finnegan received an aggregate contribution of $4,800 for 1997. Mr. Finnegan also received an aggregate of $3,775 in 1997 as a result of forfeitures.

1997 STOCK AWARDS

     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. The Company's 1989 Restricted Common Stock Bonus Award Program permits the granting of awards of Restricted Common Stock. Prior to 1995, stock options were granted to certain Executive Officers and key employees under the 1992 Stock Compensation Plan and all awards of Restricted Common Stock were made under the 1989 Restricted Common Stock Bonus Award Program. Mr. Finnegan was granted an aggregate of 150,000 options exercisable within five years and 60 days to acquire Common Stock and 60,000 shares of Restricted Common Stock during 1993. In January 1994, the Company also granted Mr. Finnegan options for 200,000 shares of Common Stock. In 1995, the Company granted Mr. Finnegan an additional 5,195 shares of Restricted Common Stock under the 1989 Bonus Award Program and a $150,000 cash bonus. Also in 1995, Mr. Finnegan was granted an aggregate of 150,000 options to acquire Common Stock and 45,000 shares of Restricted Common Stock under the 1992 Stock Compensation Plan. On January 2, 1997 Mr. Finnegan was granted a total of 50,000 stock options, priced at $20.3125, the fair market value at the close of trading on January 2, 1997, as reported by The Wall Street Journal. The options vested in 1997. As part of the Amendment and to reflect the one year extension of his employment agreement, Mr. Finnegan also received a 10,800 share Restricted Common Stock bonus in early 1997 which provides him with Restricted Common Stock for the additional year of his contract on a basis consistent with the prior years of his contract period. Under the Company's Employee Stock Ownership Plan, Mr. Finnegan received a contribution of $1,313 for 1997. Mr. Finnegan also received an aggregate of $1,770 in 1997 as a result of forfeitures. See "Employment Agreements."

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee accordingly amended the Stock Compensation Plan, imposing a per-employee limit on annual grants, which was approved by the Company's stockholders at the 1994 Annual Meeting. The Compensation Committee has monitored the impact of this law over the past several years and has taken into consideration both the benefits of favorable tax treatment for the Company, and the necessity for the Compensation

Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations. As a result of the foregoing, the Compensation Committee recommended to the Board of Directors that the Company adopt the new Annual Incentive Plan which addresses the foregoing tax considerations. The Board of Directors approved the new Annual Incentive Plan and has recommended that the stockholders approve the new Annual Incentive Plan at the Annual Meeting scheduled to be held on May 19, 1998. See Notice Item 2 for further discussion of the new Annual Incentive Plan and Exhibit A attached hereto for the text of the Annual Incentive Plan.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom are full-time employees of the Company or any of its subsidiaries:

         Donald C. Dolben, Chairman
         Paul D. Slater, Vice Chairman
         Robert L. Culver
         Francis X. Messina
         Gordon M. Weiner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the following persons served for a portion or all of the year on the Compensation Committee: Robert L. Culver, Donald C. Dolben, Wallace M. Haselton, Francis X. Messina, Paul D. Slater and Gordon M. Weiner.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1997. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which Officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the Keefe, Bruyette & Woods ("KBW") New England Bank Index and the Standard & Poor's 500 Index ("S&P 500"). The KBW New England Bank Index is comprised of approximately 18 commercial and savings banks located within the five New England states and ranging in asset size from approximately $400 million to $3 billion. The Company has decided to include comparisons to this index, which only first became available in 1994, because it provides a closer comparison to the Company as it is entirely an index of smaller New England banks and bank holding companies with similar geographical, size and market characteristics. Most banks that use the KBW New England Bank Index also compare themselves to the S&P 500. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                   AMONG UST CORP., STANDARD POOR'S 500 INDEX
                         AND KBW NEW ENGLAND BANK INDEX
                         FISCAL YEAR ENDING DECEMBER 31

                                                                                 KBW NEW
        MEASUREMENT PERIOD                                STANDARD AND        ENGLAND BANK
      (FISCAL YEAR COVERED)             UST CORP.        POORS 500 INDEX          INDEX
1992                                        100                 100                 100
1993                                     111.84              110.02              133.51
1994                                     107.89              111.51               134.4
1995                                     153.16              153.26              209.77
1996                                     221.63              188.36              289.74
1997                                     303.74              251.12              498.12

                             EMPLOYMENT AGREEMENTS

     Mr. Finnegan joined the Company in 1993 as President and Chief Executive Officer of the Company. He has an Employment Agreement with the Company dated as of November 21, 1995 and amended on January 2, 1997. The Employment Agreement, as amended, was effective November 21, 1995 and ends on January 4, 2000, and provides that Mr. Finnegan will serve as President and Chief Executive Officer of the Company. Mr. Finnegan is paid a base salary of $520,000 per annum, is eligible for discretionary bonuses and is entitled to those fringe benefits made available to other senior executives. Mr. Finnegan has received under the Employment Agreement, as amended, an aggregate of 55,800 shares of Restricted Common Stock which vest over a three-year period and an aggregate of 200,000 options to acquire the Company's Common Stock at the exercise prices shown in the tables above. In addition, Mr. Finnegan received under his prior Employment Agreement, as amended, 60,000 shares of Restricted Common Stock, all of which have vested and an aggregate of 350,000 options to acquire the Company's Common Stock. Mr. Finnegan has agreed to a non-competition provision in the Agreement. In the event of a Change-in-Control (as defined in Mr. Finnegan's Employment Agreement) of the Company during the term of the Employment Agreement, Mr. Finnegan may elect: (i) to terminate this Agreement and receive a payment equal to 2.99 times his "base amount" as defined under Section 280G(b)(3) of the Internal Revenue Code; or (ii) should his termination be involuntary, to sue for damages. Should Mr. Finnegan have any unvested shares of Restricted Common Stock or stock options at the time of a Change-in-Control, vesting of all such shares shall be accelerated and he will have the right if other employees can have their options or Restricted Common Stock cashed out, to likewise cash out on the same basis and at the same time as such other employees. As an example, assuming a hypothetical Change-in-Control had occurred on March 1, 1998, Mr. Finnegan would have received, under option (i) above, $2,435,100; however, in any case, the total amounts payable to Mr. Finnegan upon a Change-in-Control shall be limited to the maximum amount that is deductible to the Company under Section 280G of the Internal Revenue Code.

     Mr. Colasacco, Executive Vice President of the Company and Chairman and President of USTC, has entered into an Employment Agreement with USTC and joined in by the Company, dated as of January 1, 1995. The Employment Agreement had a two and one-half year original term and (unless terminated by Mr. Colasacco by giving the Company and USTC six months prior notice) successive six month renewal terms thereafter. In the event, however, that a change in control of USTC or the Company or other Triggering Event (as defined in the Employment Agreement) occurs during a renewal term, a new, approximately three-year term will be triggered and Mr. Colasacco will receive in exchange for an extension of his employment period and a related noncompetition agreement, the portion allocated to him of a Formula Payment, as defined in the Employment Agreement, based upon USTC's Asset Management Division's (the "Division") gross revenues during the four consecutive calendar quarters preceding the Triggering Event. During the term of his Employment Agreement, unlike other Executive Officers of the Company, Mr. Colasacco has not been granted any options to acquire Common Stock of the Company and Mr. Colasacco's part of the Formula Payment is intended to substitute for remuneration through the grant of stock options.

     Mr. Colasacco's current base salary is $225,375 per annum. Under the Employment Agreement, and similar agreements with the other, currently four, key managers of the Division (the "Key Division Managers") the Key Division Managers receive an aggregate share of the Division's net revenues. Each year, the Division's gross revenues are compared against a predetermined target, which was negotiated at the time of the commencement of the Employment Agreement term and which is adjusted annually for inflation. The aggregate share of the Division's revenues is a product of approximately 60% of this target. Such share of the Division's revenue is adjusted for the actual annual revenue performance of the Division relative to the target. The operating expenses of the Division are deducted from the aggregate share of the Division's revenues to determine the amount of incentive balance available to the Key Division Managers. Under the Employment Agreement, the Key Division Managers determine, as a group, the share of revenues to be currently allocated to individual managers, including Mr. Colasacco, after the adjustments due to performance and operating expenses. In 1998, Mr. Colasacco received $600,000 as a result of this revenue sharing agreement, largely related to his performance in 1997. Under this revenue sharing arrangement, Mr. Colasacco may also become entitled to receive substantial, additional amounts from the unpaid incentive balances which would be allocated among the Key Division Managers. For Mr. Colasacco, the additional amount allocated from unpaid incentive balances which existed at December 31, 1997 could be in excess of $1 million. The Key Division Managers, subject to generation of adequate revenues, are also empowered to change Mr. Colasacco's base annual salary.

     Under the Employment Agreement, in the event there is a change in control of USTC or the Company or other Triggering Event (as defined in the Employment Agreement), Mr. Colasacco would be entitled to payment equal to the percentage currently allocated to him under the Division's agreement among the Key Division Managers multiplied by the product of 3.33 times the Division's after tax revenues for the previous four consecutive calendar quarters. As an example, assuming a hypothetical change-in-control had occurred on March 1, 1998, Mr. Colasacco would have received approximately $2.7 million ($3.35 million multiplied by 3.33 and further multiplied by 25%, the share currently allocated to Mr. Colasacco under the Division's agreement among the Key Division Managers). As discussed above, Mr. Colasacco may also become entitled to receive additional amounts from the unpaid incentive balances which existed at December 31, 1997.

     Mr. Hunt, Executive Vice President, Treasurer and Chief Financial Officer of the Company, entered into a restated and amended two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. Hunt is paid a base salary of $250,000 per annum, is eligible for discretionary bonuses and has been entitled to fringe benefits available to senior executives. Through December 31, 1997, Mr. Hunt has also received an aggregate of 26,100 shares of Restricted Common Stock and aggregate options to purchase 72,500 shares of the Company's Common Stock at an average purchase price of $13.41 per share. On January 13, 1998, Mr. Hunt was granted a total of 15,000 stock options, priced at $24.6875, the fair market value at the close of trading on January 13, 1998. On January 13, 1998, Mr. Hunt was also granted 4,500 shares of Restricted Common Stock, 1,500 shares of which constituted part of the payment of his annual bonus award for 1997. Under the terms of the Employment Agreement, Mr. Hunt has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a Change-in-Control of the Company (as defined in the Employment Agreement) and Mr. Hunt is not offered continued employment in a similar position with the successor entity, Mr. Hunt will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) the bonus which Mr. Hunt earned for performance during the previous calendar year. As an example, assuming a hypothetical Change-in-Control had occurred on March 1, 1998, and Mr. Hunt was not offered continued employment in a similar position with the successor entity, Mr. Hunt would have received $734,100 ($250,000 base salary plus $117,000 bonus times 2); however, in any case, the total amounts payable to Mr. Hunt upon a Change-in-Control shall be limited to the maximum amount that is deductible to the Company under Section 280G of the Internal Revenue Code.

     Mr. McAlear, Executive Vice President/Banking Operations and Acquisition Integration of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. McAlear is paid a base salary of $230,000 per annum subject to discretionary increases, has been eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Through December 31, 1997, Mr. McAlear has also received an aggregate of 9,000 shares of Restricted Common Stock and aggregate options to purchase 88,550 shares of the Company's Common Stock at an average purchase price of $11.86 per share. On January 13, 1998, Mr. McAlear was granted a total of 10,000 stock options, priced at $24.6875, the fair market value at the close of trading on January 13, 1998. On January 13, 1998, Mr. McAlear was also granted 3,000 shares of Restricted Common Stock, 1,000 shares of which constituted part of the payment of his annual bonus award for 1997. Under the terms of the Employment Agreement, Mr. McAlear has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a Change-in-Control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times the sum of (i) his then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Mr. McAlear earned for performance during the previous calendar year. As an example, assuming a Change-in-Control had occurred on March 1, 1998 and Mr. McAlear was not offered continued employment in a similar position with the successor entity, Mr. McAlear would have received $589,100 ($230,000 base salary plus $64,700 bonus times 2); however, in any case, the total amounts payable to Mr. McAlear upon a Change-in-Control shall be limited to the maximum amount that is deductible to the Company under Section 280G of the Internal Revenue Code.

     Ms. Stevens, Executive Vice President/Credit and Controlled Loans and Senior Lending Officer of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Ms. Stevens is paid a base salary of $200,000 per annum subject to discretionary increases, has been eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Through December 31, 1997, Ms. Stevens has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 107,050 shares of the Company's Common Stock at an average purchase price of $10.78 per share. On January 13, 1998, Ms. Stevens was granted a total of 10,000 stock options, priced at $24.6875, the fair market value at the close of trading on January 13, 1998. On January 13, 1998, Ms. Stevens was also granted 3,000 shares of Restricted Common Stock 1,000 shares of which constituted part of the payment of her annual bonus award for 1997. Under the terms of the Employment Agreement, Ms. Stevens has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, as amended on December 17, 1996, in the event there is a Change-in-Control of the Company (as defined in the Employment Agreement) and Ms. Stevens is not offered continued employment in a similar position with the successor entity, Ms. Stevens will be entitled to a severance payment equal to two times the sum of (i) her then current annual base salary for the then most recent year plus (ii) an amount equal to the bonus which Ms. Stevens earned for performance during the previous calendar year. As an example, assuming a Change-in-Control had occurred on March 1, 1998 and Ms. Stevens was not offered continued employment in a similar position with the successor entity, Ms. Stevens would have received $509,400 ($200,000 base salary plus $54,700 bonus times 2); however, in any case, the total amounts payable to Ms. Stevens upon a Change-in-Control shall be limited to the maximum amount that is deductible to the Company under Section 280G of the Internal Revenue Code.

                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with Directors, Officers and 5% stockholders of the Company, and their associates, during 1997.

                       EXECUTIVE OFFICERS OF THE COMPANY

     In 1987, the Board of Directors of the Company created an Executive Policy Committee which is the primary management forum of the Company for all strategic and policy decisions. All decisions of the Executive Policy Committee are subject to the review and approval of the Board of Directors of the Company. The Executive Policy Committee has been directed by the Board of Directors to make recommendations to the Board concerning adoption of policies, strategies and programs concerning the following, among other matters: (a) acquisitions and dispositions of corporate entities, assets and/or investments; (b) the issuance of equity and/or debt; (c) engaging in new business activities; (d) the hiring, termination, training and motivation of senior management; (e) the development of marketing programs concerning financial services; (f) improvements to operations, service delivery and implementation of procedures for cost control;
(g) improvements to the financial reporting and financial control systems; (h) improvements to the business information systems; and (i) improvements concerning risk management and legal and regulatory compliance programs. As of March 31, 1998, there were nine (9) members of the Executive Policy Committee. The members of the Committee are identified and the background of each Committee member is set forth below under "Executive Officers".

                               EXECUTIVE OFFICERS

     The names and ages of the executive officers of the Company and each executive officer's position with the Company and its principal subsidiaries are listed below. Each such executive officer is elected annually by the Directors of the Company (or the Directors of the applicable subsidiary of the Company) and serves until his or her successor is duly chosen and qualified or until his or her earlier death, removal or disqualification.

                                        POSITIONS AND OFFICES WITH THE COMPANY (AND/OR WHERE
            NAME (AGE)              APPROPRIATE, POSITION WITH ONE OF THE COMPANY'S SUBSIDIARIES)
            ----------              -------------------------------------------------------------
* Neal F. Finnegan (60)...........  President, Chief Executive Officer and Director of the
                                    Company and Chairman, President and Chief Executive Officer
                                    of USTrust
* James K. Hunt (54)..............  Executive Vice President, Chief Financial Officer and
                                    Treasurer of the Company; Executive Vice President and Chief
                                    Financial Officer of USTrust and Treasurer of UST Leasing
                                    Corporation
* Eric R. Fischer (52)............  Executive Vice President, General Counsel and Clerk of the
                                    Company; Executive Vice President, General Counsel and
                                    Secretary of USTrust and USTC and Clerk of UST Capital Corp.
                                    and UST Leasing Corporation
* Kathie S. Stevens (47)..........  Executive Vice President/Credit and Controlled Loans and
                                    Senior Lending Officer of the Company; Vice Chairman and
                                    Senior Lending Officer of USTrust and President of UST
                                    Capital Corp.
* Katharine C. Armstrong (53).....  Executive Vice President/Commercial Lending of the Company
                                    and USTrust
* Robert T. McAlear (55)..........  Executive Vice President/Banking Operations and Acquisition
                                    Integration of the Company; Vice Chairman of USTrust
* Walter E. Huskins, Jr.(58)......  Executive Vice President/Administration of the Company and
                                    USTrust and President of UST Leasing Corporation
* Linda J. Lerner (53)............  Senior Vice President/Human Resources of the Company, USTrust
                                    and USTC
* Kenneth L. Sullivan (61)........  Senior Vice President/Operations of the Company and Senior
                                    Vice President of USTrust
  George T. Clarke (51)...........  Senior Vice President and Controller of the Company and
                                    USTrust and Treasurer of UST Capital Corp.

---------------
* Member, Executive Policy Committee

     The following sets forth the principal occupation and background during at least the past five years of each of the Executive Officers of the Company.

     Mr. Finnegan has served as President and Chief Executive Officer of the Company since 1993. During the prior five years, Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986 he was Vice Chairman of Shawmut Corporation in Boston. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and a Director and Chairman of the Executive Committee of USTC.

     Mr. Hunt was elected Executive Vice President, Treasurer and Chief Financial Officer of the Company in 1994. Prior to joining the Company, Mr. Hunt served as Executive Vice President at Peoples Bancorp of Worcester, Inc., Worcester, Massachusetts, from 1987 through mid-1994. He also serves as Executive Vice President and Chief Financial Officer of USTrust and as Treasurer of UST Leasing Corporation and various other nonbanking subsidiaries.

     Mr. Fischer was elected Executive Vice President, General Counsel and Clerk of the Company in 1992. Prior to 1992, he served as Senior Vice President, General Counsel and Assistant Clerk of the Company. Before joining the Company in 1986, he served as Assistant General Counsel of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Fischer is, and has been since 1984, a member of the faculty of the Morin Center for Banking and Financial Law Studies of Boston University School of Law. He also serves as Executive Vice President, General Counsel and Secretary of USTC and USTrust and Clerk of UST Capital Corp., UST Leasing Corporation and various other nonbanking subsidiaries.

     Ms. Stevens, who has served as Executive Vice President and Senior Lending Officer of the Company since 1993, was also elected to the positions of Vice Chairman and Senior Lending Officer of USTrust and Chairman of the Senior Credit Committee of the Company and USTrust in 1995 and was elected Executive Vice President/Credit and Controlled Loans of the Company in 1998. Ms. Stevens has been a senior officer in the Commercial Lending function since she joined the Company in 1985. Ms. Stevens is also President of UST Capital Corp.

     Ms. Armstrong serves as Executive Vice President/Commercial Lending of the Company and USTrust. In that capacity she oversees the commercial lending, asset-based lending and commercial real estate lending functions of the Company. From 1993 to 1995 Ms. Armstrong served as Senior Vice President/Credit Administration of the Company. Ms. Armstrong joined the Company in 1985 and served in various credit administration functions from 1985 until she assumed her position as Executive Vice President/Commercial Lending in 1995.

     Mr. McAlear was elected Executive Vice President/Banking Operations and Acquisition Integration of the Company in 1998. Previously, Mr. McAlear served as Executive Vice President/Controlled Loans and Credit of the Company. He has served as Vice Chairman of USTrust since he joined the Company in 1990. His primary responsibilities involve supervision of banking operations and the integration of banks and branches acquired by the Company. Prior to 1990, Mr. McAlear served as an Executive Vice President in the lending area of the Bank of New England.

     Mr. Huskins was elected Executive Vice President/Administration of the Company in August 1993. Mr. Huskins is also responsible for the leasing activities of the Company. Prior to joining the Company, Mr. Huskins served as President, Sterling Protection Company, Watertown, MA (security systems) from 1990 to 1993 and as Vice Chairman of Chancellor Corporation, Boston, MA (leasing) from 1977 to 1989. Mr. Huskins also serves as Chairman of the Board and President of UST Leasing Corporation.

     Ms. Lerner has served as Senior Vice President of the Company since she joined the Company in 1988. She directs the Human Resources activities of the Company, USTrust and USTC. Prior to her joining the Company, Ms. Lerner served in a similar capacity for the Provident Institution for Savings in Boston.

     Mr. Sullivan has served as Senior Vice President/Operations of the Company since 1994. He also serves as Senior Vice President of USTrust. In those capacities, he has responsibility for the data processing and information systems of the Company as well as for its operations activities. Prior to 1988, Mr. Sullivan served as Executive Vice President of Operations with BayBanks Systems, Inc. in Waltham, Massachusetts.

     Mr. Clarke was promoted to Senior Vice President and Controller of the Company in 1994 and of USTrust in 1996. From 1988 to 1994 he served as Vice President and Controller of the Company. Before joining the Company, Mr. Clarke served as Deputy Comptroller of The First National Bank of Boston. Mr. Clarke is also Treasurer of UST Capital Corp.

     Other than as disclosed in this Proxy Statement, there are no arrangements or understandings between any Executive Officer and any other person pursuant to which he or she was selected as an Executive Officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for 1998. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen LLP has served as the Company's independent auditor since the Company's organization in 1967.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

        TO APPROVE, UPON THE RECOMMENDATION OF THE BOARD, THE COMPANY'S
                           NEW ANNUAL INCENTIVE PLAN
                                (NOTICE ITEM 2)

     The Company's Annual Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors of the Company on March 17, 1998, subject to approval by the stockholders of the Company. The Incentive Plan is intended to advance the Company's interest by enhancing its ability to attract and retain key executives of the Company through the grant of performance-based incentive awards.

     Under Section 162(m) of the Internal Revenue Code (the "Code"), the deductibility of compensation to any of a corporation's "covered employees" (generally, the Chief Executive Officer and the other four top officers by pay) is limited to $1,000,000 in any year. Certain performance-based compensation under shareholder approved plans may qualify for an exception to this deduction limitation. The Incentive Plan permits the grant of awards to eligible executives who are or are likely to be "covered employees" as so defined and whose award compensation (if not exempted) would likely be subject in whole or in part to the deduction limitation ("Section 162(m) officers"), as well as awards to other key employees. Awards under the plan to Section 162(m) officers are intended to qualify for the performance-based exemption under Section 162(m) of the Code.

     The Incentive Plan contemplates that amounts earned under awards may be paid in the form of cash or Restricted Common Stock. Any shares of Restricted Common Stock delivered in satisfaction of amounts earned under an Incentive Plan award would be issued under, and would be subject to the additional terms of, the Company's Stock Compensation Plan.

     Stockholders of the Company are requested to approve the Incentive Plan at the Annual Meeting. Any awards made under the Incentive Plan prior to the Annual Meeting will be subject to such approval. The following summary of the Incentive Plan is qualified in its entirety by the full text of the Incentive Plan that appears as Exhibit A attached to this Proxy Statement.

ADMINISTRATION

     The Incentive Plan is administered by the Compensation Committee. Except for matters pertaining to awards to Section 162(m) officers or matters requiring action by the Compensation Committee under the

Stock Compensation Plan, the Compensation Committee may delegate its functions under the Incentive Plan to the Chief Executive Officer of the Company.

ELIGIBILITY

     Participation in the Incentive Plan is limited to those executives and other key employees of the Company who are from time to time selected by the Compensation Committee. Eligible persons selected to participate in the Incentive Plan for a particular year may, but need not, be selected for participation in any subsequent year.

GRANT OF AWARDS; ESTABLISHMENT OF PERFORMANCE GOALS

     Each year the Compensation Committee may grant awards to those eligible employees who have been selected to participate in the Incentive Plan for the year. Each award will specify the performance goals (including, if the Compensation Committee so determines, minimum, target, maximum or other measures of achievement) that must be met in order for payment or specified levels of payment to be made under the award. Except in the case of awards to Section 162(m) officers, award payments may be based in whole or in part on subjective performance measures. The maximum payment that may be made to any participant under the Incentive Plan for any year is $1,750,000. If any portion of an award is paid in the form of shares of Common Stock, the limitation described in the preceding sentence will be applied by valuing such shares at their closing price on the trading date immediately preceding the date payments under the award are made.

     Special additional rules apply in the case of awards to Section 162(m) officers. In general, payments under an award to a Section 162(m) officer must be contingent on satisfaction of one or more qualifying performance goals that have been preestablished by the Compensation Committee not later than 90 days after the commencement of the fiscal year to which the award relates (although the Compensation Committee may retain and exercise the discretion to lower or eliminate payments under an award, including on the basis of subjective performances considerations, even if the preestablished performance goals have been satisfied), and no payment will be made until the Compensation Committee certifies to the extent required under Section 162(m) of the Code that the preestablished goals have been met. For purposes of the Incentive Plan, a qualifying performance goal is one that states an objective performance formula or standard based on any one or more of the following determined by reference to the Company on a consolidated basis in accordance with generally accepted accounting principles consistently applied: (i) adjusted net income before securities transactions and before any extraordinary, unusual or non-recurring items of gain or loss that are identified and quantified separately in the audited financial statements, net of tax effect and after preferred dividends;
(ii) return on average assets, determined by dividing adjusted net income (as defined) by average total assets for the year; (iii) return on average equity, determined by dividing adjusted net income (as defined) by average adjusted stockholders' investment for the year excluding any adjustment for SFAS No. 115;
(iv) earnings per share, determined by dividing adjusted net income (as defined) by the weighted average number of fully diluted shares during the measurement period; (v) asset quality, defined as the ratio of substandard and nonperforming assets to the sum of total loans and the balance in the reserve for possible loan losses; (vi) efficiency ratio, defined as noninterest expense, excluding expenses related to other real estate owned and any extraordinary, unusual or non-recurring items, divided by the total revenue from net interest income plus noninterest income, excluding the effect of gains and losses from the sale of assets and any extraordinary or nonrecurring items of gain or loss that are identified and quantified separately in the audited financial statements; and
(vii) asset growth, defined as the difference between average total assets for the year and the prior year divided by average assets as reported for the prior year.

PAYMENT OF AWARDS

     In general, amounts (if any) payable under an award will be determined and paid only after the close of the fiscal year to which the award relates (and, in the case of awards to Section 162(m) officers, only after certification by the Compensation Committee that the performance goals to which the award was subject have been met), and a participant must be employed by the Company on the date of payment in order to receive the payment. However, the Incentive Plan provides for possible earlier payment in certain circumstances. If a participant suffers a termination of employment by reason of death or disability (as determined under the Incentive Plan), the Company will pay to the participant or, in the case of death, to the participant's designated beneficiary or estate a prorated portion of the estimated benefit that in the Compensation Committee's judgment would have been earned had the participant continued in employment. If a change in control of the Company occurs, the Company will promptly pay to each participant for the year in which the change in control occurs the greater of his or her target award for the year (based on the participant's base salary rate in effect at time of payment or the rate in effect immediately prior to the change in control, if higher) or, if the change in control occurs after at least six months of the fiscal year have elapsed, the payment the participant would have received under his or her award (assuming no reduction for factors other than qualified performance factors as described above) assuming fiscal year performance equal to the annualized equivalent of performance measured through the most recent practicable measuring date coinciding with or preceding the date of the change in control. If award payments for the preceding fiscal year have not yet been determined or paid, the Company will also pay those award payments based on performance for the year (and assuming no reduction for subjective performance factors).

AMENDMENT AND TERMINATION

     The Incentive Plan has no fixed expiration date. Under the regulations under Section 162(m) of the Code, however, if the Incentive Plan is approved at the Annual Meeting, the continued exemption of awards under the Incentive Plan would require that the material terms of the performance goals applicable to
Section 162(m) officers be again disclosed to and approved by the shareholders of the Company not later than the first shareholder meeting occurring in 2003. The Board of Directors and the Compensation Committee reserve the right to amend or terminate the Incentive Plan at any time, including as to awards already granted but not paid. No amendment or termination would affect a participant's rights to any Restricted Common Stock that had been issued under the Stock Compensation Plan except to the extent, if any, provided in that plan.

RECOMMENDATION OF YOUR BOARD OF DIRECTORS TO VOTE "FOR" THIS PROPOSAL

     The Board of Directors believes that the adoption of the Annual Incentive Plan will promote the interests of the Company and the stockholders and help the Company and its subsidiaries to attract and retain qualified senior executives. Accordingly, the Board of Directors has approved the adoption of the Annual Incentive Plan and recommends that the stockholders vote "for" the proposal to adopt the Annual Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

     To approve the Annual Incentive Plan, the vote holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required. An abstention will have the effect of a vote against the proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

                      ACTION TO BE TAKEN -- OTHER BUSINESS
                                (NOTICE ITEM 3)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Meeting any business other than the two specific items listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the Notice of Annual Meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of March 31, 1998, the Company was unaware of any stockholder or related group of stockholders which beneficially owned more than five percent of the Company's Common Stock.

     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned or owned through the Company's Deferred Compensation Plan by each Director and nominee for Director, each Named Executive Officer in the Summary Compensation Table above and by all Directors and Officers of the Company as a group, as of March 31, 1998. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies:

                                            AMOUNT AND
                                            NATURE OF
                                            BENEFICIAL     DEFERRED               PERCENT OF
                  NAME                     OWNERSHIP(1)    PLAN(2)      TOTAL       CLASS
                  ----                     ------------    --------    -------    ----------
Chester G. Atkins........................       9,679(3)                 9,679          *
David E. Bradbury........................     321,525(4)               321,525       1.08%
Robert M. Coard..........................       8,253(5)    2,039       10,292          *
Domenic Colasacco........................      40,779(6)                40,779          *
Robert L. Culver.........................      12,665(7)                12,665          *
Alan K. DerKazarian......................      18,703(8)    1,395       20,098          *
Donald C. Dolben.........................       9,050(9)                 9,050          *
Neal F. Finnegan.........................     643,687(10)              643,687       2.16%
Edward Guzovsky..........................      31,091(11)   3,322       34,413          *
Wallace M. Haselton......................      94,176(12)   9,845      104,021          *
Brian W. Hotarek.........................      12,400(13)   3,762       16,162          *
James K. Hunt............................     127,299(14)              127,299          *
Robert T. McAlear........................     111,798(15)              111,798          *
Francis X. Messina.......................     421,092(16)  24,005      445,097       1.50%
Michael A. Miller........................     531,000(17)              531,000       1.78%
Sydney L. Miller.........................     125,331(18)   4,242      129,573          *
Vikki L. Pryor...........................       5,097(19)                5,097          *
Gerald M. Ridge..........................      56,767(20)               56,767          *
William Schwartz.........................      16,925(21)  37,889       54,814          *
Barbara C. Sidell........................     521,029(22)              521,029       1.75%
James V. Sidell..........................     361,098(23)              361,098       1.21%
Paul D. Slater...........................     132,877(24)  16,444      149,321          *
Kathie S. Stevens........................     121,760(25)              121,760          *
Edward J. Sullivan.......................      19,450(26)               19,450          *
G. Robert Tod............................         475                      475          *
Michael J. Verrochi......................     195,054(27)   1,330      196,384          *
Gordon M. Weiner.........................       8,119(28)                8,119          *
ALL DIRECTORS AND OFFICERS AS A GROUP (33
  persons)...............................   4,397,237(29)  104,273     4,501,510    15.10%

---------------
  *  Less than 1%.

 (1) Information as to the interests of the respective Executive Officers, Directors and nominees has been furnished in part by them. As of March 31, 1998, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Denotes units representing share equivalents held in deferred compensation accounts as of December 31, 1997. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the Company's Common Stock associated with such units may not be sold until the individual holder retires from the Company or dies.

 (3) Includes options to acquire 3,800 shares which are fully vested, but not yet exercised.

 (4) Includes options to acquire 48,188 shares which are fully vested, but not yet exercised.

 (5) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

 (6) Includes 3,150 shares beneficially owned by Mr. Colasacco's wife and 700 shares owned by each of his three daughters of the Company's Common Stock as to which Mr. Colasacco disclaims any beneficial interest. Also includes 8,500 shares held for Mr. Colasacco's benefit under the Company's Employee Stock Ownership Plan.

 (7) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

 (8) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

 (9) Mr. Dolben's wife beneficially owns an additional 1,604 shares to which Mr. Dolben disclaims any beneficial interest. Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

(10) Includes 25,800 shares of Common Stock which remain subject to forfeiture as Restricted Common Stock pursuant to the Company's Stock Compensation Plan and an aggregate of 420,000 shares which Mr. Finnegan has the present right to acquire through the exercise of stock options. Also includes 544 shares held for Mr. Finnegan's benefit under the Company's Employee Stock Ownership Plan.

(11) Includes 22,293 shares held in Mr. Guzovsky's wife's name. Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

(12) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(13) Includes 400 shares owned by Mr. Hotarek's minor daughter and 200 shares owned by Mr. Hotarek's minor son to which Mr. Hotarek disclaims any beneficial interest. Includes options to acquire 11,500 shares which are fully vested, but not yet exercised.

(14) Includes options to acquire 70,500 shares which are fully vested, but not yet exercised, and 7,700 shares which remain subject to forfeiture as Restricted Common Stock pursuant to the Company's Stock Compensation Plan.

(15) Includes an aggregate of 71,700 shares which Mr. McAlear has the present right to acquire through the exercise of stock options, and 1,043 shares held for Mr. McAlear's benefit under the Company's Employee Stock Ownership Plan.

(16) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(17) Includes 236,000 shares owned by MAM Family Limited Partnership of which Mr. Michael A. Miller is General Partner.

(18) Includes 14,853 shares beneficially owned by Mr. Sydney L. Miller's wife and 1,023 shares owned by each of his three children in trust. Does not include an aggregate of 148,033 shares held by Mr. Sydney L. Miller's adult children, sister and sister-in-law as to which Mr. Sydney L. Miller disclaims beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(19) Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(20) Includes 3,242 shares owned by G. M. Ridge Corp. of which Mr. Ridge is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(21) All 6,825 shares are held jointly with Mr. Schwartz's wife. Includes options to acquire 10,100 shares which are fully vested, but not yet exercised.

(22) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(23) Includes 348,598 shares held directly. Does not include any shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 5,963 shares of Common Stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, one of whom is a minor, as to all of which Mr. Sidell disclaims any beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(24) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(25) Includes an aggregate of 90,200 shares which Ms. Stevens has the present right to acquire through the exercise of Stock Options and 1,723 shares held for Ms. Stevens' benefit under the Company's Employee Stock Ownership Plan.

(26) Includes 9,521 shares held jointly with Mr. Sullivan's spouse and 506 shares held in Mr. Sullivan's spouse's IRA. Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

(27) Includes an aggregate of 164,074 shares held by Mr. Verrochi indirectly through an affiliated realty trust and a corporation of which he is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(28) Does not include 1,050 shares owned by Mr. Weiner's wife of which he disclaims beneficial ownership. Includes options to acquire 8,000 shares which are fully vested, but not yet exercised

(29) The amount includes 1,203,022 shares of Common Stock subject to exercisable outstanding stock options and also includes 19,268 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Stock Ownership Plan and allocated to such Directors and Officers. The total number of shares held in the Company's Employee Stock Ownership Plan and allocated to all employees with United States Trust Company as record owner is 314,658.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received from the Directors and Executive Officers, the Company believes that, during 1997, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 16, 1998, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, May 18, 1999, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                        ADDITIONAL FINANCIAL INFORMATION

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997, which includes financial statements, has been previously mailed or mailed simultaneously herewith to all stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

     A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 1997 has been previously mailed or mailed simultaneously herewith to all stockholders as part of the Company's Annual Report to Stockholders.

                                          By Order of the Board of Directors

                                          /s/ Eric R. Fischer

                                          Eric R. Fischer
                                          Clerk

Dated: April 15, 1998
Boston, Massachusetts

                                                                       EXHIBIT A

                                   UST CORP.
                             ANNUAL INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1998)

     1. Purpose. The Annual Incentive Plan set forth herein has been adopted to assist UST Corp. in attracting and retaining key employees by providing performance-based incentive compensation opportunities to such employees. The Annual Incentive Plan is intended to provide for performance compensation that is exempt from the limitations of Section 162(m) of the Code.

     2. Definitions. Capitalized terms shall have the following meanings when used in the Plan:

     - "Award": A grant, satisfying the requirements of Section 5 below, that gives to an Eligible Employee the opportunity to earn incentive compensation under the Plan based on the terms of the Award.

     - "Award Payment": Payment under an Award made in accordance with Section 7 below.

     -  "Board": The Board of Directors of the Corporation.

     -  "Change in Control": A change in control of the Corporation described in
        Section 9 below.

     -  "Committee": The Compensation Committee of the Board.

     - "Corporation": UST Corp., a Massachusetts corporation, or (except where used in the definition of Change in Control) any successor to the business or assets of UST Corp. that assumes the Plan.

     - "Disability": Disability as defined under the Corporation's long term disability plan or, if no such plan is in force at the time, as determined by the Committee.

     - "Eligible Employee": An executive officer of the Corporation or a key employee (other than an executive officer of the Corporation) who is designated as eligible by the Committee.

     -  "Fiscal Year": The fiscal year of the Corporation.

     - "Participant": For any Fiscal Year, an Eligible Employee who is selected to receive an Award under the Plan for such year.

     - "Plan": the UST Corp. Annual Incentive Plan set forth herein, as the same may from time to time be amended.

     - "Qualified Performance Criteria": Any of the following determined by reference to the Corporation on a consolidated basis in accordance with generally accepted accounting principles consistently applied:

          (i) adjusted net income, defined as net income before securities transactions and before any extraordinary, unusual or non-recurring items of gain or loss that are identified and quantified separately in the audited financial statements, net of tax effect and after preferred dividends;

          (ii) return on average assets, determined by dividing adjusted net income (as defined in clause (i)) by average total assets for the year;

          (iii) return on average equity, determined by dividing adjusted net income (as defined in clause (i)) by average adjusted stockholders' investment for the year excluding any adjustment for SFAS No. 115;

          (iv) earnings per share, determined by dividing net income (as defined in clause (i)) by the weighted average number of fully diluted shares during the measurement period;

          (v) asset quality, defined as the ratio of substandard and nonperforming assets to the sum of total loans and the balance in the reserve for possible loan losses;

          (vi) efficiency ratio, defined as noninterest expense, excluding expenses related to other real estate owned and any extraordinary, unusual or non-recurring items, divided by the total revenue from net interest income plus noninterest income, excluding the effect of gains and losses from the sale of assets and any extraordinary or nonrecurring items of gain or loss that are identified and quantified separately in the audited financial statements; and

          (vii) asset growth, defined as the difference between average total assets for the year and the prior year divided by average assets as reported for the prior year.

     - "Section 162(m) officer": An Eligible Employee who is or is likely to be a "covered employee" as defined in Section 162(m) of the Code with respect to an Award under the Plan and whose Award Payment, if any, if not exempt under Section 162(m) of the Code would likely be subject in whole or in part to the deduction limitation of Section 162(m) of the Code all determined by the Committee.

     -  "Stock Plan": The Corporation's Stock Compensation Plan.

     3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have the authority in its discretion to determine eligibility for and grant Awards, to determine the terms and conditions of any Award, to prescribe such forms and documents as it deems appropriate in connection with the administration of the Plan, to construe the terms of the Plan and resolve all questions arising under the Plan, to determine and certify as to whether the conditions for payment under any Award have been met, and generally to do all such things as it deems necessary or appropriate to administer the Plan. The Committee may delegate to the Chief Executive Officer the authority to exercise the authority described in the preceding sentence with respect to Awards to Participants other than Section 162(m) officers, and may delegate ministerial responsibilities to such employees of the Corporation as it deems appropriate. If the Committee so delegates its authority to the Chief Executive Officer, references herein to the Committee (other than in Section 15) shall be deemed to include the Chief Executive Officer to the extent of such delegation. No determination by the Chief Executive Officer under the Plan shall affect the grant, determination, or construction of (or the determination or payment of any amounts under) any Award involving a Section 162(m) officer.

     4. Participation. The Committee shall select which Eligible Employees are to participate in the Plan for any Fiscal Year. The fact that an Eligible Employee has been selected to participate in the Plan for a Fiscal Year shall not entitle such Eligible Employee to participate in the Plan, or if a Participant to receive a comparable Award, for any subsequent Fiscal Year.

     5. Grants of Awards. The Committee shall grant Awards under the Plan for each Fiscal Year at such time or times as it deems appropriate; provided, that in the case of a Section 162(m) officer, any Award for a Fiscal Year shall be made not later than 90 days after the commencement of the Fiscal Year. In connection with each Award (and, in the case of Awards to Section 162(m) officers, not later than 90 days after the commencement of the Fiscal Year), the Committee shall establish the performance goals required to be met, in whole or in part, in order for an Award Payment to be made with respect to the Award and the target, maximum or other amount or amounts, expressed as a percentage of base salary, that may be paid if such performance goals are so met. In the case of Awards to Section 162(m) officers, such performance goals shall be susceptible of objective measurement and shall be based solely on one or more Qualified Performance Criteria. The Committee shall notify each Participant of the terms of his or her Award.

     6. Determination of Performance Achievements. As soon as practicable after the close of each Fiscal Year, the Committee shall determine the extent, if any, to which the performance goals preestablished with respect to Awards for such Fiscal Year have been met, and in the case of Awards to Section 162(m) officers shall certify (in such form as may be required under the regulations under Section 162(m) of the Code) as to the results of its determination.

     7.  Award Payments.

          (a) As soon as practicable after the close of each Fiscal Year, but not earlier than the determinations and, to the extent applicable, certification described in Section 6 above, the Committee shall pay to each Participant for the Fiscal Year the amount determined by the Committee to have been earned by the Participant under his or her Award for the Fiscal Year. In determining the amount, if any, to be paid under an Award, the Committee may take into account such factors (including, without limitation, individual job performance or other subjective criteria) as it deems appropriate; provided, that the maximum payment under Awards to any Participant for any Fiscal Year shall be $1,750,000; and further provided, that in the case of an Award to a Section 162(m) officer, payments shall be limited by paragraph (b) below. Except as provided at Sections 8 and 9 below, no Award Payment shall be made to any Participant who is not employed by the Corporation or its subsidiaries at the time of payment.

          (b) In the case of an Award to a Section 162(m) officer, Award Payments, if any, shall be conditioned on certification by the Committee as described in Section 6 above that the objective performance goals (based on one or more Qualified Performance Criteria) established by the Committee under Section 5 above have been met to the extent required for payment at the time such goals were so established. In the absence of such a certification no payment shall be made under an Award to a Section 162(m) officer. The Committee in its sole discretion may reduce, but not increase, the objectively determinable amount that would otherwise be payable to a
     Section 162(m) officer (based on attainment of preestablished performance goals), including a reduction to zero, if the Committee determines such reduction to be appropriate based on such personal, corporate or other factors as the Committee deems appropriate.

          (c) Award Payments shall be made in cash or, if so determined by the Committee, in shares of restricted common stock of the Corporation issued under the Stock Plan or a combination of cash and such restricted common stock. Any restricted common stock issued under the Stock Plan shall be valued for purposes of applying the $1,750,000 limit described at paragraph
     (a) above at the closing price of the common stock of the Corporation on the trading day that immediately precedes the date Award Payments are made for the Fiscal Year.

     8. Death or Disability of a Participant. In the event a Participant dies or suffers a termination of employment by reason of death or disability after an Award has been granted to the Participant but before the Award Payment has been determined and paid, there shall be paid to the Participant (or, in the event of death, to the Participant's beneficiary or estate) a prorated amount equal to the Award Payment that the Committee estimates would have been paid to the Participant had his or her employment continued multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the Fiscal Year and the denominator of which is twelve.

     9.  Change in Control.

          (a) In the event of a Change in Control, the Corporation shall pay to each Eligible Employee who is a Participant with respect to the Fiscal Year in which the Change in Control occurs and who is employed by the Corporation or its subsidiaries immediately prior to the Change in Control an amount equal to the greater of (a) 100% of the Participant's target Award Payment for the Fiscal Year in which the Change in Control occurs, based on the Participant's base salary as in effect at time of payment or, if higher, the Participant's base salary as in effect immediately prior to the Change in Control, and (b) if the Change in Control occurs after at least six months of the Fiscal Year have elapsed, the amount the Participant would have earned under his or her Award for the Fiscal Year assuming annualized performance based on performance through the date of the Change in Control and assuming no reduction in Award Payments for factors other than objective performance factors. In addition, if at the time of a Change in Control there has been no determination or payment of Award Payments for the preceding Fiscal Year, the Corporation shall pay to each individual who was a Participant with respect to such prior Fiscal Year the full amount to which he or she would have been paid assuming certification by the Committee of the performance for such Fiscal Year and assuming no reduction in Award Payments for factors other than objective performance factors. Payments under this Section 9 shall be made not later than ten (10) days following the Change in Control.

          (b) For purposes of the Plan, a Change in Control shall be deemed to have occurred if:

             (i) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;

             (ii) during any period of two consecutive years (not including any period prior to the execution of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this Section 9(b)) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

             (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger of consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control of the Corporation; or

             (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

     10. Designation of beneficiary. Each Participant may designate a beneficiary or beneficiaries to receive any amounts payable to the Participant under the Plan. Each such designation and any change in such designation shall be made in writing on a form and in a manner prescribed or approved by the Committee. In the absence of an effective beneficiary designation, amounts, if any, that are payable under an Award with respect to a deceased Participant shall be paid to his or her estate. Notwithstanding the foregoing, the delivery of any shares of common stock under the Stock Plan shall be limited to and subject to the terms of the Stock Plan.

     11. Plan not exclusive; effect on employment agreements. The establishment of the Plan and the granting of Awards hereunder shall not affect the right of the Corporation to establish other plans or pay other compensation or benefits to or for the benefit of Eligible Employees hereunder, subject only to the proviso that any such other compensation or benefits shall be awarded and paid in a manner that is consistent with the continued qualification under
Section 162(m) of the Code of Awards hereunder made to Section 162(m) officers. The Plan shall not be construed as reducing or otherwise adversely affecting any rights that an Eligible Employee may have to incentive compensation under an employment agreement with the Corporation.

     12. No employment rights. Nothing in the Plan or in any Award granted hereunder shall be construed as conferring on any individual any right to employment or continued employment with the Corporation or any of its subsidiaries or as restricting in any way the right of the Corporation to terminate such individual's employment, nor shall the loss or potential of benefits under any Award be an element of damages in any claim against the Corporation or its subsidiaries.

     13. Taxes. All payments under the Plan or any Award shall be reduced by all taxes and other required withholdings.

     14. Shareholder approval. The Plan has been established effective as of January 1, 1998 subject to the approval of the stockholders of the Corporation at the 1998 Annual Meeting. Awards may be made under the Plan prior to such approval but shall be subject to such approval.

     15. Amendment and termination. The Committee or the Board may suspend or terminate the Plan at any time and may amend the Plan from time to time. No such action shall affect a Participant's rights to shares of common stock issued under the Stock Plan except to the extent consistent with the terms of the Stock Plan.

     16. Construction. The Plan and Awards under the Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.